Exhibit (a)(1)(F)

OBJECTION INSTRUCTION LETTER

with Respect to the Offer

to Purchase for Cash

 550,000 Ordinary Shares

of

Metalink Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 13, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal, which as amended from time to time, together constitute the Offer, in connection with the tender offer of Top Alpha Capital S.M. Ltd. (the “Purchaser”), to purchase 550,000 ordinary shares, par value NIS 1.00 per share (the “Shares”) of Metalink Ltd. (“Metalink”), at a price of $1.30 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions to, the Offer.

This will instruct you to object to the Offer with respect to the number of Shares indicated below (or, if no number is indicated below, all shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: ______________________, 2016

Number of Objecting Shares: ____________ Ordinary Shares [2]	SIGN HERE Signature(s) Please type or print names(s)
Please type or print address Area Code and Telephone Number Taxpayer Identification or Social Security Number

2   Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to object to the Offer.

Exhibit a(1)(F) - 1

Explanation of Objection Instruction Letter. Under Israeli law, the shareholders of Metalink may respond to the Offer by accepting the Offer and tendering all or any portion of their shares in accordance with the Offer to Purchase or by notifying the Purchaser of their objection to the Offer by executing and delivering Notices of Objection (which, in your case, is corresponding to this Objection Instruction Letter). Alternatively, they may simply not respond to the Offer and not tender their shares. It is a condition to the Offer that at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of shares tendered in the Offer is greater than the number of shares represented by Notices of Objection. If this and the other conditions to the Offer have been satisfied or waived, shareholders will be afforded an additional four calendar days to tender their shares in the Offer, but Notices of Objection will no longer be accepted. See Section 3 of the Offer to Purchase.

THIS OBJECTION INSTRUCTION LETTER SHOULD ONLY BE EXECUTED BY YOU IN THE EVENT THAT YOU OBJECT TO THE OFFER WITH RESPECT TO ALL OR ANY PORTION OF YOUR SHARES. ACCORDINGLY, DO NOT EXECUTE THIS OBJECTION INSTRUCTION LETTER IF (1) YOU WOULD LIKE TO ACCEPT THE OFFER WITH RESPECT TO THOSE SHARES (IN WHICH CASE YOU SHOULD COMPLETE AND EXECUTE THE TENDER INSTRUCTION LETTER) OR (2) YOU DO NOT WISH TO PREVENT THE COMPLETION OF THE OFFER.

Exhibit a(1)(F) - 2